EXHIBIT 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) effective as of October 1, 2005 by and among Fiserv, Inc., a Wisconsin corporation (“Fiserv”), Fiserv Mercosur, Inc., a Delaware corporation (the “Company”), and Arun Maheshwari (“Employee”).

WHEREAS, the Company wishes to assure itself of the services of Employee for the period provided for in this Agreement; and

WHEREAS, Employee desires to enter into an agreement to provide for his employment with the Company upon the terms provided for in this Agreement; and

WHEREAS, as the parent of the Company, Fiserv desires to provide certain additional incentives to Employee and to guarantee the obligations of the Company; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company, Fiserv and Employee agree as follows:

Section 1. Employment Duties. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, for the period stated in this Agreement and upon the other terms and conditions herein provided. During his employment, Employee agrees to serve as President of the Fiserv Global Services Group (“FGS”), with such responsibilities and duties as are required of Employee by the senior management of Fiserv consistent with the duties of President of FGS. During the term of this Agreement, the responsibilities and duties of Employee shall not be reduced from those responsibilities and duties contemplated by this Section 1. As President of FGS, Employee shall have the same level of authority with respect to FGS as other group presidents of Fiserv, subject to Fiserv’s standard policies that require approval for certain actions. Employee shall report to Fiserv’s Chief Operating Officer, or other senior officer designated by the Chief Operating Officer, one of whom will be designated as Employee’s direct supervisor (the “Direct Supervisor”).

Section 2. Term. The term of employment (the “Employment Term”) under this Agreement shall be for a period commencing as of the date hereof and terminating on the date five (5) years after the date hereof, unless sooner terminated as provided herein. The Employment Term may be extended annually beyond the period set forth in the prior sentence for additional one-year terms upon mutual agreement of Employee, the Company and Fiserv.

Section 3. Performance. During the Employment Term, Employee shall devote his full business time, best efforts and business judgment to the advancement of the interests of Fiserv and the Company and to the discharge of the responsibilities and offices held by him. Employee shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved by the senior management of Fiserv, including

Employee’s Direct Supervisor; provided, however, that the foregoing shall not prohibit or limit Employee from participating in civic, charitable or other not-for-profit activities or to manage personal passive investments, provided that such activities do not materially interfere with Employee’s services required under this Agreement and do not violate the Code of Conduct or other corporate policies of Fiserv. Employee hereby acknowledges that he has read Fiserv’s Code of Conduct in effect as of the date hereof, attached hereto as Exhibit A, and agrees that he will comply in all material respects with such Code of Conduct and Fiserv’s other corporate policies regarding activities in the workplace, as they may be amended from time to time.

Section 4. Compensation and Benefits. For all services to be rendered by Employee in any capacity during the period of his employment under this Agreement, the Company shall pay or cause to be paid to Employee and shall provide or cause to be provided to him the following during the term of this Agreement:

(a) Salary. An annual salary at a minimum rate of $400,000 per year, commencing on the date of this Agreement. Thereafter, Employee’s Direct Supervisor will determine Employee’s salary, which shall in no event be less than $400,000 per year. Employee’s performance will be evaluated based upon mutually approved criteria developed jointly by Employee and his Direct Supervisor. The term “salary” shall not include any payment or other benefit that is denominated as or is in the nature of a bonus, incentive payment, commission, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.

(b) Signing Bonuses. Employee shall be entitled to receive a cash bonus of $200,000 payable with the Company’s first regular payroll after the commencement of the Employment Term and a cash bonus of $200,000 payable with the Company’s first regular payroll after the date that is 180 days after the commencement of the Employment Term.

(c) FGS Performance Bonus. Employee shall be entitled to receive a cash bonus of $100,000 payable in March 2007 if (i) FGS has 500 billable positions by December 31, 2006, (ii) FGS is operating at a profitable monthly run-rate by December 31, 2006 and (iii) FGS has received service quality ratings from its clients equal to or less than 3.0 on Fiserv’s standard client survey.

(d) Special Bonus. Employee shall be entitled to receive a Special Bonus (as defined below) payable (i) to Employee or his heirs, as the case may be, in the event of the termination of Employee’s employment at any time by reason of death pursuant to Section 5(a) or disability pursuant to Section 5(b), (ii) to Employee in the event Employee is terminated pursuant to Section 5(c)(ii) and Employee is not convicted of the felony that was the direct cause of the termination; (iii) to Employee in the event of the termination of Employee’s employment after December 31, 2008 by reason of his retirement or other termination pursuant to Section 5(f) or (iv) to the extent applicable pursuant to Section 5(d) or (e), to Employee in the event of the termination of Employee’s employment at any time pursuant to Section 5(d) or (e). The earliest to occur of any such termination referred to in the foregoing sentence is hereinafter referred to as the “Special Bonus Termination Date”. Employee shall not be entitled to the Special Bonus if the Employee’s employment is terminated for cause pursuant to and as defined in Section 5(c). The “Special Bonus” shall be an amount (which shall not be less than zero) in cash equal to the sum of (i) twenty-four (24) times the average monthly NOP from the commencement of the Employment Term through the Special Bonus Termination Date and (ii) thirty (30) times the average monthly NOP for the eighteen (18) months preceding the Special Bonus Termination Date; provided, however, that solely for purposes of calculating the average monthly NOP under this clause (ii), a value of zero shall be ascribed to the NOP for each month by which the number of months from the commencement of the Employment Term through the Special Bonus Termination Date is less than eighteen (18).

(e) Definition of NOP. For purposes of Section 4(d), “NOP” shall mean net income of FGS for each month (“Net Income”), plus the following adjustments:

(i) To Net Income, there shall be added: (A) income taxes; (B) interest expense (income); (C) amortization (capitalization) of internally developed software; and (D) any special bonus expense (expense reversal) under section 4(d).

(ii) From Net Income, there shall be subtracted a cost of net capital as described in Exhibit B attached hereto.

(iii) To Net Income, there shall be added the aggregate of (A) general corporate allocations from Fiserv and its affiliates (other than FGS) and (B) the portion of costs demonstrably in excess of fair market value for specific charges for services and materials provided by Fiserv and its affiliates (other than FGS) in excess of one percent (1%) of FGS’ revenues.

(iv) The calculation of NOP shall include as an expense (A) Employee’s annual salary and (B) bonuses, incentive compensation, and benefits paid to Employee under Sections 4(b), (c), (f) or (g) of this Agreement.

Net Income shall be derived from an income statement of FGS prepared using the same accounting principles, procedures, policies and methods that Fiserv uses to prepare its annual audited consolidated financial statements.

(f) Incentive Compensation. Commencing January 1, 2007, Employee shall be entitled to participate in an incentive compensation program to be designed and implemented from time to time, but no less than annually, by Employee’s Direct Supervisor. If Employee shall not be employed by the Company on the date of payment of any incentive compensation hereunder, Employee shall not be entitled to any portion of any payment under the incentive compensation program referred to in the preceding sentence; provided, however, that in the event of termination of the Employment Term hereunder due to death or disability under Section 5(a) or (b) hereof, as the case may be, Employee shall be entitled to a pro rata portion (based on the date of death or determination of disability) of the amount determined ultimately to be payable to Employee under Employee’s incentive compensation program referred to above.

(g) Regular Benefits. In addition to the salary and bonuses provided above, Employee shall be entitled to participate in any employee benefit plans (other than any equity incentive plans), welfare benefit plans, retirement plans and other fringe benefit plans from time to time in effect for employees of Fiserv generally at the same level as Employee; provided, however, that such right or participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Fiserv policies and to action by the Board of Directors of Fiserv or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plan to exercise in good faith the full discretion reposed in them by such plan.

(h) Withholding, Taxes, etc. All compensation or other benefits payable or owing to Employee hereunder shall be subject to withholding taxes and other legally required deductions pursuant to Federal, state or local law in any applicable jurisdiction.

Section 5. Termination. Notwithstanding the Employment Term of Employee under this Agreement, Employee’s employment hereunder and the term of this Agreement shall terminate under the following circumstances:

(a) Death. In the event Employee dies, this Agreement shall terminate as of the end of the month during which his death occurs.

(b) Disability. If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of his duties for a continuous period of six months, either party may by notice terminate Employee’s employment effective as of the last day of the calendar month during which such notice is given. If any question arises as to whether Employee has become so disabled as to be unable to perform his duties due to physical or mental illness, Employee will submit to the Company and Fiserv a certification in reasonable detail of a physician selected by Employee or his guardian to whom the Company and Fiserv have no reasonable objection as to whether Employee was so disabled. In the event that the Company or Fiserv shall contest such certification, Employee shall be examined by a health care practitioner mutually satisfactory to Employee (or his guardian), the Company and Fiserv who shall determine conclusively for purposes of this Agreement whether such certification was appropriate.

(c) Termination for Cause by Company. Employee’s employment may be terminated for cause, effective immediately upon written notice to Employee by Employee’s Direct Supervisor that shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Employee shall constitute “cause” for termination: (i) dishonesty or similar serious misconduct, directly related to the performance of Employee’s duties and responsibilities hereunder, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company, FGS, Fiserv or their affiliates; (ii) Employee being named as a defendant in any felony criminal proceedings, and as a result of being named as a defendant, the operations, financial condition or reputation of the Company, FGS, Fiserv or their affiliates are materially injured or Employee is convicted of a felony; (iii) Employee’s drug or alcohol abuse which materially impairs the performance of his duties and responsibilities as set forth herein; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties and responsibilities assigned to Employee pursuant to this Agreement for which Employee receives notice and fails to cure (if applicable) in accordance with Fiserv’s Corrective Action Policy; (v) continuing willful and unreasonable refusal by Employee to perform Employee’s duties or responsibilities (unless significantly changed without Employee’s consent) for which Employee receives notice and fails to cure (if applicable) in accordance with Fiserv’s Corrective Action Policy; (vi) violation in any material respect of Fiserv’s Code of Conduct, as it may be amended from time to time, or other Fiserv corporate policies regarding activities in the workplace in effect at the time; or (vii) any other breach or breaches of this Agreement by Employee, which breaches are, singularly or in the aggregate, material, and which are not cured within 30 days of written notice of such breach or breaches to Employee from the Company or Fiserv.

(d) Termination by Employee for Material Breach. Employee’s employment may be terminated by the Employee by written notice to Employee’s Direct Supervisor (with a copy sent to the Secretary of the Company and of Fiserv) in the event of a material breach by the Company or Fiserv of any of the provisions of this Agreement, provided, however, that the Company or Fiserv, as the case may be, shall have been given adequate notice and an opportunity to cure any such event of a material breach. In the event of termination during the Employment Term pursuant to the first sentence of this Section 5(d), Employee shall be entitled to receive the greater of (i) an amount equal to three (3) months of Employee’s then current salary or (ii) an amount equal to the Special Bonus.

(e) Termination by the Company for Convenience. Employee’s employment may be terminated by the Company by written notice to Employee by Employee’s Direct Supervisor at any time after December 31, 2008 for any reason. In the event of termination by the Company other than as specified in Section 5(a), (b) or (c) above, Employee shall be entitled to receive the greater of (i) an amount equal to three (3) months of Employee’s then current salary or (ii) an amount equal to the Special Bonus.

(f) Termination by Employee for Convenience. Employee’s employment may be terminated by the Employee by written notice to Employee’s Direct Supervisor (with a copy sent to the Secretary of the Company and of Fiserv) at any time for any reason, including retirement. In the event of termination by Employee other than as specified in Section 5(a), (b) or (d) above, Employee shall not be entitled to any termination benefits except for any applicable Special Bonus pursuant to Section 4(d).

(g) Miscellaneous. Any payment under this Section 5 will be subject to withholding taxes and other legally required deductions. All other benefits being received by Employee shall cease upon termination of employment, subject to applicable law.

Section 6. Non-Competition and Confidential Information. During the term of this Agreement and for a period thereafter equal to the lesser of the number of months Employee was employed by the Company prior to the payment of the Special Bonus or eighteen (18) months, Employee shall not (a) directly or indirectly solicit, except for the account of or on behalf of the Company, Fiserv or their affiliates, any customer of Company, Fiserv or their affiliates with which Employee had indirect or direct contact in connection with the business of FGS during the Employment Term, (b) disclose any confidential information of the Company, Fiserv and/or their affiliates which is now known to Employee or which hereafter may become known to him as a result of his employment or association with the Company, Fiserv and/or their affiliates or use the same in any way other than in connection with the business of the Company, Fiserv or their affiliates, (c) solicit, hire, cause to be hired or otherwise enable, encourage or assist, directly or indirectly, any employees of the Company, Fiserv or FGS to terminate their employment with the Company, Fiserv or FGS or (d) be or become engaged in any enterprise having the name “Fiserv” or any derivative thereof or any name likely to cause confusion with respect to such name. Employee agrees that all intellectual property under development by Employee and/or developed during Employee’s employment by the Company or its affiliates, as the case may be, is and shall remain the sole property of the Company or its affiliates, as the case may be. The provisions of Fiserv’s standard confidentiality provisions generally applicable to employees of Fiserv and its affiliates, are hereby incorporated by reference. A copy of those provisions is attached hereto as Exhibit C. Company acknowledges that Employee has previously been employed by companies rendering similar services to that of Company and that Employee has performed similar duties for such companies as set forth in Section 1 to this Agreement. Confidential information shall not include techniques and/or business practices developed by Employee during this previous employment and shall not include information publicly available in the conduct of business similar to that of Company.

Section 7. Conflicting Interest. Employee represents and warrants that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound and that he is not now subject to any covenants against competition or similar covenants which may affect the performance of his duties hereunder. Employee has provided Fiserv and Company with a copy of all agreements to which Employee is a party or is bound with all prior employer(s), and a list of all such agreements is set forth on Exhibit D hereto. Employee represents and warrants that he has not and will not exercise any stock options referenced in any agreement set forth on Exhibit D hereto. Except with regard to any suit, demand or claim by any third party against Fiserv, Company or their affiliates arising from a breach by Employee of any covenant against competition, non-solicitation or non-hire set forth in any of those agreements set forth on Exhibit D hereto, Employee agrees to indemnify and hold harmless the Company, Fiserv and their affiliates from and against any and all claims, demands, actions, causes of action, losses, and expense (including reasonable attorneys’ fees) resulting from any suit, demand, or claim by any third party, whether against the Company, Fiserv or Employee, arising out of or relating to any such covenants against competition, non-solicitation, non-hire or any other covenants which may affect the performance of Employee’s duties hereunder.

Section 8. Assignment; Successors and Assigns. None of the Company, Fiserv or Employee may assign this Agreement or any interest therein by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company or Fiserv may assign its rights under this Agreement without the consent of Employee to any subsidiary of Fiserv or in the event that the Company or Fiserv effects a reorganization, consolidates with or merges into any other business entity or transfers all or substantially all of its properties or assets or the stock or the assets of the Company to another business entity. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Company, Fiserv and Employee, their respective successors, executors, administrators, heirs, and/or permitted assigns.

Section 9. Severability. If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

Section 10. Notices. All notices to be sent under this Agreement shall be sufficient when delivered in hand or mailed by registered or certified mail to the Company and Fiserv at 255 Fiserv Drive, Brookfield, Wisconsin 53045, United States of America, Attention: Secretary or such other address as it shall designate in writing to Employee; or to Employee at 737 Brandywine Drive, Moorestown, New Jersey 08057, or such other address as Employee shall designate in writing to the Company and Fiserv.

Section 11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

Section 12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association, and the judgment on the award rendered may be entered in any court having jurisdiction thereof. Each party shall pay its own expenses of any such proceeding.

Section 13. Amendment. No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of the Company and Fiserv and by Employee. If Employee continues in the employ of the Company after the expiration of this Agreement and without a written extension or successor agreement, the provisions of Section 6 shall survive and be deemed a condition of Employee’s continued employment under any informal employment arrangement.

Section 14. Entire Agreement. This Agreement and each paragraph herein constitute the entire understanding of Employee, the Company and Fiserv with respect to Employee’s employment. As of the commencement of its term, this Agreement supersedes any prior agreement or arrangement relative to Employee’s employment with the Company. No modification or waiver of any provision of this Agreement shall be made unless made in writing and signed by Employee and such other person as Employee’s Direct Supervisor may designate for such purpose.

Section 15. Governing Law. This Agreement shall be deemed to have been entered into under the laws of the State of Wisconsin, United States of America, without regard to conflict of law provisions that would defer to the substantive laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed and determined in accordance with such laws.

Section 16. Headings. The headings of sections or paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 17. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 18. Guarantee. Fiserv hereby guarantees the obligations of the Company to make payments and otherwise hereunder in accordance with the terms of the Company’s commitments and agreements hereunder.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

FISERV, INC.

By:	/s/ Norman J. Balthasar
Title:	Senior Executive Vice President
Date:	October 27, 2005

FISERV MERCOSUR, INC.

By:	/s/ Kenneth R. Jensen
Title:	Vice President
Date:	October 27, 2005

EMPLOYEE

/s/ Arun Maheshwari
Arun Maheshwari
Date:	October 27, 2005

Exhibit A

Fiserv, Inc. Code of Conduct

Fiserv, Inc.

Code of Conduct

Adopted March 24, 2003

Amended February 18, 2004

Governing Principles

Fiserv operates in an honest and ethical manner for the benefit of its shareholders by maintaining a workforce and work environment that is focused on producing quality products and providing quality service for our clients.

To foster mutually beneficial relationships with clients that, of necessity, rely on trust and loyalty, Fiserv strives to maintain long-term relationships with its employees, clients and suppliers based on:

Fairness in all our dealings with our fellow employees, shareholders, clients and suppliers through our consistent and careful adherence to all Fiserv policies and all applicable laws and regulations and consideration for the general good of all parties in instances where policy or other guidance is not clearly defined.

Integrity in all actions and communications within our Corporation and with our suppliers and clients, including protecting our Corporation’s and clients’ confidential information and trade secrets.

Quality in our products and services, so our Corporation is the supplier of choice for products and services to our clients.

Responsibility for our words and actions and a commitment to do what we say as representatives of our Corporation.

Respect and compassion for our fellow employees, shareholders, clients and suppliers so that they are motivated to work enthusiastically for our mutual benefit.

Implementing Regulations

Introduction. The Fiserv, Inc. Code of Conduct sets forth principles to guide the operation of Fiserv’s business, to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in reports filed by Fiserv with the Securities and Exchange Commission, compliance with applicable laws, the prompt internal reporting of violations of this Code of Conduct and accountability for adherence to this Code of Conduct. This Code of Conduct is applicable to all employees of Fiserv and its subsidiaries, including without limitation Fiserv’s Chief Executive

Officer, Chief Financial Officer and Corporate Controller. Operating a corporation in an honest, ethical and legal manner requires the constant effort and vigilance of all members of the organization under the leadership of the Board of Directors and the Chief Executive Officer.

The Role of the Board. The Fiserv Board of Directors represents the Corporation’s shareholders’ interest in perpetuating a successful business, including optimizing long-term financial returns. The Audit Committee is ultimately responsible for overseeing the Compliance Officer and the interpretation and enforcement of this Code.

Conflicts of Interest. Directors and employees should not place themselves in a position where their actions, personal interests, or actions/interests of those for whom they act are, or are likely to be, in actual or apparent conflict between personal and professional relationships involving the Corporation. Directors, officers and employees may not have any direct or indirect interest in any enterprise doing business with or competing with the Corporation, except when the interest has been fully disclosed to and approved by the Corporation prior to any such interested activity.

Confidentiality. All directors and employees agree upon their service as a director or employment to observe strict confidentiality with regard to all information they obtain in connection with their service as a director or employment regarding the financial condition and operating results, accounts, transactions, trade secrets or other business affairs of the Corporation or its clients.

Financial Integrity. The Corporation requires its financial personnel to record and report accurately, completely and timely all financial transactions involving the Corporation. Adherence to the Financial Policies Manual is a matter of mutual trust engaged in by all employees of the Corporation. A failure anywhere within the Corporation to do so is a breach of that trust not only to the Corporation’s shareholders and the investing public who rely on the integrity of the Corporation’s financial statements but also to all the other employees of the Corporation who are equally reliant upon the fundamental integrity of the Corporation and its processes.

Financial Disclosure. As a reporting company under the Federal securities laws, Fiserv is subject to rules governing public disclosure of material information, including Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation FD. In keeping with those obligations, the Corporation pursues a policy of prompt, timely, full, accurate and understandable disclosure in all reports and documents Fiserv files with the Securities and Exchange Commission and in other public communications made by Fiserv.

Trading in Securities. All employees of the Corporation are subject to the limitations on trading in the Corporation’s outstanding securities while aware of material non-public information. In addition, directors and executive officers (and selected other officers) are subject to internal policies restricting the sale of Fiserv securities during certain “blackout” periods as well as pre-approvals of such sales. Directors and executive officers are also subject to filing requirements under Section 16(a) of the Exchange Act and subject to the short-swing profits rules of Section 16(b) of the Exchange Act. Directors and the Chief Operating Officer are subject to Rule 144 under the Securities Act of 1933, as amended, in connection with the sale of any Fiserv securities. The Corporation will cooperate fully in any investigation by any law enforcement agency, including the Securities and Exchange Commission, the NASD, any stock exchange or any other law enforcement agency, of trading irregularities in the Corporation’s Common Stock.

Compliance with Law Generally. The Corporation seeks at all times to comply with law, rules and regulations in all material respects. The effort to make Fiserv compliant with law is a joint effort of all employees from the Directors to the most junior employee. Thus, all employees of the Corporation are enjoined to report to their supervisor any instances of non-compliance with law by the Corporation or by any employee of the Corporation. Supervisors in turn are required to assure that such information is communicated to the business unit head and ultimately to the Compliance Officer, who will work with the internal departments in the Corporation charged with seeking to investigate and cure any such reported transgressions.

Conduct in the Workplace. The Corporation seeks to maintain a workplace that respects the rights of all employees to succeed to their maximum potential. The Corporation does not discriminate on the grounds of race, sex, religion, national background or otherwise in hiring, rewarding or promoting employees.

Conduct in the Marketplace. All marketing and sales material developed and used by the Corporation in the marketplace must accurately and fairly describe the Corporation’s products and services, their features, functionality and capabilities. In making sales presentations, responding to questions or otherwise in the sales process, Corporation representatives are not to spread negative, unfounded, unsubstantiated, rumored or otherwise unreliable or hostile information about a competitor. If asked a direct question about a competitor, responses should be limited only to known facts about a competitor, not speculation or rumor or, indefensibly, falsehood.

In foreign markets the Corporation adheres to the United States Foreign Corrupt Practices Act that prohibits “special” payments to foreign governmental officials.

Corrective Action. As a means to enforce this Code of Conduct, all employees who are found in violation of any aspect of the Code of Conduct are subject to discipline, according to the Corporation’s Corrective Action Policy, up to and including discharge.

Accountability / Compliance

All employees, officers and directors of the Corporation are charged with the responsibility to comply with the Code of Conduct. This Code of Conduct must of necessity be self-enforcing. Nevertheless, violations of this Code of Conduct should be reported promptly to the Compliance Officer identified below. The Corporation, through the Audit Committee, has also established a procedure for reporting, including anonymously, of complaints or concerns about questionable financial, accounting or auditing matters. The Compliance Officer investigates all such violations and complaints and reports regarding such matters, as appropriate, to the Audit Committee. Those who do not choose to adhere to this Code of Conduct or who impede adherence by others should remove herself or himself from Fiserv voluntarily or they will subject themselves to the Corporation’s Corrective Action Policy, as mentioned above.

No retribution will be taken against an employee or Director for providing information or assisting in an investigation the employee or Director reasonably believed constituted a violation of this Code of Conduct. Any employee or Director threatening, harassing, or in any way discriminating against another employee or Director for reporting such a matter in good faith will be disciplined.

To assure ongoing adherence to the Code of Conduct, the Board of Directors has appointed the head of Corporate Human Resources as its Compliance Officer to receive information concerning violations or alleged violations of this Code of Conduct, interpret and enforce the Code of Conduct, and assist employees in learning, understanding and accepting the Code of Conduct so that the Code of Conduct is applied in the daily conduct of their duties.

Fiserv employs both proactive and remedial measures to attempt to ensure compliance with its Code of Conduct by all members of the organization under the leadership of the Board of Directors and the Chief Executive Officer.

Annually, each appropriate officer or Director of the Corporation is required to disclose any potential conflicts of interest. For the protection of its information regarding the accounts, transactions, trade secrets or other business affairs of the company or its clients, each new employee of the Corporation is required to enter into a confidentiality agreement.

As a means to enforce its Code of Conduct, all employees who are found in violation of any aspect of the Code of Conduct will be subject to discipline, including according to the Corporation’s Corrective Action Policy, up to and including discharge or removal.

Adoption / Publication

This Code of Conduct has been adopted by Fiserv’s Board of Directors by a majority of the Directors on March 24, 2003 and amended on February 18, 2004. Fiserv’s Board of Directors must similarly adopt any amendments to, or waivers of, this Code of Conduct.

In compliance with the Sarbanes-Oxley Act, this Code of Conduct is or will be published by inclusion as an exhibit to Fiserv’s Annual Report on Form 10-K or by posting on Fiserv’s website, www.Fiserv.com, in the area generally addressing Investor information. Any amendments to the Code of Conduct will be published by filing a Current Report on Form 8-K within five business days of such amendment or by posting such amendment, or a description of such amendment, on Fiserv’s website.

Any waivers or implicit waivers duly approved by the Board of Directors will be published within five business days of the granting of such waiver, or such shorter time period as may be required by Securities and Exchange Commission rules, with a brief description of the nature of and reasons for the waiver, the name of the person to whom the waiver was granted and the date of the waiver by posting on Fiserv’s website, www.Fiserv.com, in the area generally addressing Investor information or by filing a Current Report on Form 8-K. For purposes hereof, a “waiver” shall mean the approval by the Board of Directors of a material departure from a provision of this Code of Conduct and an “implicit waiver” shall mean Fiserv’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code of Conduct that has been made known to an executive officer of Fiserv. Any waiver involving a related party transaction will also require the approval of the Audit Committee.

Conclusion

Fiserv is always seeking to do better and to improve. It will do so only through the efforts of its entire community.

Exhibit B

Cost of Capital

Cost of Capital Charge or (Benefit) = (8%* X Net Working Capital) + (5.5%** X Property and Equipment and Purchased Software) - interest income on outside investments

*	8% represents the annual cost of capital rate.
**	5.5% represents the rate of interest that would equalize the lease vs. buy decision on fixed assets. This rate will be adjusted annually by Fiserv Corporate Finance if long-term interest rates fluctuate materially.

Net Working Capital is defined as the sum of controllable assets such as cash, investments, prepaids and other assets reduced by controllable liabilities such as accounts payable, accruals and deferred revenue. Net Working Capital excludes intercompany receivables/payables, fixed assets, purchased and capitalized software, acquisition intangibles (i.e., goodwill, customer base, non-competition agreements), accrued/deferred income taxes and capital lease obligations. Net Working Capital also excludes accrual of the Special Bonus.

Property and Equipment is defined as the net book value of land, buildings, leasehold improvements, furniture, fixtures, equipment, autos, and capitalized leased assets. This definition coincides with the classification on the balance sheet.

Purchased Software is defined as the net book value of purchased software and coincides with the classification on the balance sheet.

The monthly computation should use beginning of the month balances.

This cost of capital calculation may require amendment for business acquisitions.

Exhibit C

Fiserv Confidentiality Provisions

[logo of fiserv]

EMPLOYEE CONFIDENTIAL INFORMATION

AND DEVELOPMENT AGREEMENT

In consideration of my employment at Fiserv, Inc. and/or its affiliates (“Fiserv”) or my continued employment at will by Fiserv, and the payment to me of the salary or other compensation that I receive during my employment, I agree as follows:

1.	I will not, without Fiserv’s prior written permission, disclose to anyone outside of Fiserv or use in any other way, either during or after my employment, any Fiserv confidential information or material, or any information or material received in confidence from third parties by Fiserv. I understand the unauthorized use of recording devices to record or disseminate confidential or trade secret information is strictly prohibited. “Recording device” means any device that is capable of capturing or recording sounds or images, including, but not limited to, cameras, camcorders, video devices, camera or video enabled cell phones, cassette recorders, and digital voice or image recorders. PDAs, MP3 and DVD devices, laptop computers, and other devices are included if they are equipped with any device or technology that has the capability to record images or sounds. If I leave Fiserv’s employ, I will return all Fiserv property in my possession, including all confidential information and other proprietary material such as software, code, drawings, notebooks, reports, Developments, and customer lists.

2.	I will not disclose to Fiserv any information or material that is confidential to others, or use such information in its business, or cause it to be used.

3.	I will comply, and do all things necessary for Fiserv to comply, with the laws and regulations of all governments under which Fiserv does business, and with the provisions of contracts between any such government or its contractors and Fiserv that relate to intellectual property or to the safeguarding of confidential information or material.

4.	I hereby assign to Fiserv my entire right, title, and interest in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program and related documentation, and other work of authorship (collectively, “Developments”), hereafter made or conceived solely or jointly by me, or created wholly or in part by me, whether or not such Developments are patentable, copyrightable, or susceptible to other forms of protection. These Developments will relate to the actual or anticipated Fiserv business or research and development, and shall include any Development that may be suggested by me or result from any task assigned to me or work performed by me for or on Fiserv’s behalf.

The above provisions concerning assignment of Developments apply only while I am employed by Fiserv in an executive, managerial, product or technical planning, technical, research, programming, or engineering capacity (including without limitation, development, product, manufacturing, systems, consulting, support, and field testing).

Excluded are any Developments that I cannot assign to Fiserv because of my prior agreement with                                                                                           , effective until

(Give name and date or write “none”.)

I acknowledge that the copyright and any other intellectual property right in designs, computer programs, and related documentation, and works of authorship, created within the scope of my employment, directly or indirectly, belong to Fiserv by operation of law.

5.	In connection with any Developments assigned by Section 4 above, I will promptly: (a) disclose completely all facts regarding them to Fiserv; and (b) on Fiserv’s request, execute a specific assignment of title to Fiserv, and do anything else reasonably necessary to enable Fiserv to secure a patent, copyright, or other form of protection related thereto.

6.	Fiserv and their licensees (direct and indirect) are not required to designate me as author of any design, computer program, or related documentation, or other work of authorship assigned in Section 4 above when distributed publicly or otherwise, nor to make any distribution thereof. I waive and release, to the extent permitted by law, all my rights to the foregoing.

7.	I have identified below all Developments not assigned by Section 4 above in which I have any right, title, or interest, and that were previously made or conceived solely or jointly by me, or written wholly or in part by me, but neither published nor filed in any patent office.

If I do not have any to identify, I have written “none” on this line:

(It is in your interest to establish that any of the above were made, conceived, or written before your employment by Fiserv. You should not disclose them in detail, but identify them only by the titles and dates of documents describing them. If you wish Fiserv to consider any of these items, you may contact the Fiserv Legal Department, which will provide you with instructions for submitting them to Fiserv.)

(If you have entered “none” above, do not complete the following information.)

Following are Developments not covered by Section 4, in which I have any right, title, or interest, and were previously conceived or written either wholly or in part by me, but not published and/or filed in any Patent Office.

Description of Developments:

Title and Date on Document (if applicable)	Name of Witness on Document

8.	I acknowledge Fiserv is entitled to an accounting and repayment of all profits, compensation, commission, and benefits that I directly or indirectly realize in connection with any breach of this Agreement; such remedy shall be in addition to and not limit Fiserv’s right to injunctive relief under this Agreement in the event of any breach or threatened breach by you, directly or indirectly.

9.	The term “affiliates” as used in this Agreement, includes any entity owned or controlled, directly or indirectly, by Fiserv, Inc.

10.	I agree not to engage in any activity that creates a conflict of interest with Fiserv’s interests or interferes with my compliance with this Agreement.

11.	This is my entire agreement with Fiserv relating to the subject matter hereof, and it supersedes all previous oral or written communications, representations, understandings, undertakings, or agreements by or with Fiserv. I acknowledge receipt of a copy of this Agreement.

Employee’s Full Name (please print)	Employee Signature	Date

Human Resources Manager	Signature	Date

Exhibit D

Agreements with Former Employer(s) of Employee

1.	Offer Letter dated June 7, 1996 between Arun Maheshwari and Computer Sciences Corporation as successor in interest to Policy Management Systems Corporation

2.	Employees Agreement Not to Divulge and Assignment of Interest dated June 6, 1996 between Arun Maheshwari and Computer Sciences Corporation as successor in interest to Policy Management Systems Corporation and its Subsidiaries

3.	Computer Sciences Corporation Code of Ethics and Standards of Conduct

4.	Computer Sciences Corporation Prospectus dated November 12, 2004 for 9,000,000 Shares of Common Stock Issuable Pursuant to 2004 Incentive Plan

5.	Computer Sciences Corporation 2004 Incentive Plan

6.	Stock Option Schedule N11 Additional Terms and Conditions